Exhibit 23.1



     April 11, 1995


     Arthur Andersen LLP
     45 South Seventh Street
     Minneapolis, Minnesota 55402


     Gentlemen:

     The following representations, made to the best of our knowledge and belief, apply to Sheldahl, Inc. And its subsidiary and are submitted in connection with the registration statement covering the registration of 600,000 shares of common stock.

     1. There are no unasserted claims or assessments hat our legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial
        Accounting Standards No. 5.

     2. Since September 2, 1994, there have been no events or transactions that have a material effect on the financial statements as of and for the year ended September 2, 1994 included in the registration statement or that should be disclosed in order to make those statements not misleading.

     3. We affirm the representations made to you as included in our letter to you dated October 7, 1994.

     Very truly yours,



     /s/James E. Donaghy
     _________________________
     James E. Donaghy
     President and Chief Executive Officer


     /s/John V. McManus
     _________________________
     John V. McManus
     Vice President, Finance